Exhibit 10.1

DATED 20 March 2003

TRINITY COLLEGE (CSP) LIMITED (1)

and

ASTEX TECHNOLOGY LIMITED (2)

UNDERLEASE

of Phase 1 Unit 436 Phase VI
Cambridge Science Park

Term	:	20 years (plus broken quarter if any)

Initial Rent	:	£1,000,697.00 per annum

Rent Review Dates	:	25 December 2007, 25 December 2012 and 25 December 2017

Expiry Date	:

Mills & Reeve

Contents

1	Definitions and Interpretation		1

2	The demise habendum and reddendum		5

3	Tenant’s covenants		6

4	Landlord’s covenants		6

5	Proviso agreement and declaration		6
	5.1	Forfeiture	6
	5.2	Notices	8
	5.3	Rent abatement	8
	5.4	Notice to terminate	8
	5.5	Warranties	9
	5.6	Landlord’s powers to deal with the Landlord’s Neighbouring Premises	9
	5.7	Arbitration	9
	5.8	Landlord’s obligations	9
	5.9	Value added tax	9
	5.10	Reference to Rights	10
	5.11	References to Consents	10
	5.12	References to Payments	10
	5.13	Reference to Indemnities	10
	5.14	References to Rights of Entry	10
	5.15	Third Party Rights	10
	5.16	Historic Contamination	10

Schedule 1			12
	Part 1 - The property included in this demise		12
	Part 2 - The rights granted		12

1	Right to services		12

2	Right of way		12

3	Right to support		12

Schedule 2			13
	Part 1 - Exceptions and reservations in favour of the Landlord		13

1	Right to services		13

2	Right to support		13

3	Right to enter		13

4	Right to light and air		13

5	Right to enter to cultivate		13

6	Right to restrict access	14
	Part 2 - Existing Encumbrances	15

Schedule 3		16
	The rents payable by the Tenant	16
	Part 1 - Rents payable quarterly Rent review where the Extension Lease does not exist	16

1	Definitions	16

2	The rent review	18

3	Memorandum of agreement as to rent	18

4	Where assessment of rent delayed	18

5	Intermediate rent periods	19
	Part 2 - Rents payable upon demand	19

1	Insurance Rent	19

2	Rent for common parts	19

3	Service rent	19

4	Interest on arrears	20

5	Insurance excess	20
	Part 3: Rent review for Premises and Extension	21

1	Definitions	21

2	The rent review	23

3	Memorandum of agreement as to rent	23

4	Where assessment of rent delayed	24

5	Intermediate rent periods	24

Schedule 4		25
	Tenant’s covenants	25

1	To pay rent	25

2	To pay outgoings	25

3	To repair and decorate	25

4	Not to make alterations	26

5	To permit entry	27

6	To repair on notice	27

7	To pay Landlord’s costs	28

8	As to use and safety	28

9	Not to use for unlawful or illegal purposes or cause nuisance	29

10	Not to reside	30

11	As to user	30

12	To keep open and security	30

13	Displays and advertisements	30

14	To keep clean	30

15	To comply with Legal Obligations and give notice	31

16	To comply with the Planning Acts	31

17	Insurance	32

18	To indemnify	33

19	Dealings with the Premises	33

20	To give notice of assignments, devolutions etc.	36

21	As to loss or acquisition of easements	37

22	To produce plans/documents	37

23	Not to interfere with reserved rights	37

24	To permit entry for reletting etc.	37

25	To yield up	37

26	New surety	38

27	As to value added tax	38

28	As to maintenance contracts	39

29	Statutory acquisitions	39

30	Fire fighting appliances	39

31	Existing Encumbrances	39

32	Not to obstruct	39

33	To comply with regulations	40

34	To comply with Planning Agreement and planning permissions	40

35	To pay cost of damage	40

36	Observe Headlease and Indemnify	40

37	Permit access to the Landlord	40

38	Permit access to the Superior Landlord	41

39	To permit access to the Company	41

40	Costs	41

Schedule 5		42
	Landlord’s covenants	42

1	As to quiet enjoyment	42

2	To insure and reinstate	42

3	To pay rent	43

4	To enforce covenants	43

5	Superior Landlord’s consent	43

Schedule 6		44
	Surety’s covenants and agreements	44

1	Covenants by Surety	44

2	Agreements by Surety	45

Schedule 7		47
	Guarantee Agreement	47

1	Definitions and interpretation	47

2	Guarantee	48

3	New lease	49

4	Security taken by Guarantor	49

5	Limitation on Guarantor’s liability	49

6	Joint and several Guarantors	50

THIS UNDERLEASE is made on 20, March 2003

BETWEEN:

(1)                                  (“the Landlord”) TRINITY COLLEGE (CSP) LIMITED (Company Number 3393539) whose registered office is at 112 Hills Road Cambridge CB2 1PH

(2)                                  (“the Tenant”) ASTEX TECHNOLOGY LIMITED (company number 03751674) whose registered office is at 250 Cambridge Science Park, Milton Road, Cambridge, CB4 0WE

NOW THIS UNDERLEASE WITNESSETH as follows: 1 Definitions and Interpretation 1.1 In this underlease unless the context otherwise requires:

“Additional Works” means those works so defined in the Agreement for Lease

“Agreement for Lease” means and agreement for lease made the 17th day of December 2001 between the Landlord (1) the Tenant (2) and the Landlord’s Guarantor (3)

“Authority” means any statutory public local or other authority or any court of law or any government department or agency or other competent body or any of them or any of their duly authorised officers

“Basic Rent” means one million six hundred and ninety seven pounds (£1,000,697) per annum (subject to increase as provided in part 1 of schedule 3 or if the Extension Lease exists, in accordance with part 3 of schedule 3)

“Combined Building” means the whole of the Premises and the Extension

“Company” means Trinity College (CSP) Limited (but acting in its capacity of manager of the Estate) or any successor company responsible for the management of the Estate

“Confidentiality Requirements” means the reasonable requirements of the Tenant from time to time designed to protect its intellectual property rights and the security of the Premises and its staff and for the avoidance of doubt the requirements shall not prevent access being gained.

“Connected Person” means any person, firm or company which is connected with the Tenant for the purposes of section 839 Income and Corporation Taxes Act 1988

“Consent” means an approval permission authority licence or other relevant form of approval given by the Landlord in writing

“Deeds of Grant” means two Deeds of Grant of Easements each being dated 10 November 2000 the first being made between the Landlord (1) the Tenant (2) and the

Company (3) and the second being made between the Tenant (1) the Landlord (2) and the Company (3)

“Enactments” shall include all present and future Acts of Parliament (including but not limited to the Public Health Acts 1875 to 1961 the Factories Act 1961 the Offices Shops and Railway Premises Act 1963 the Fire Precautions Act 1971 the Defective Premises Act 1972 the Health and Safety at Work etc. Act 1974 the Environmental Protection Act 1990 and the Planning Acts) and all notices directions orders regulations bye-laws rules and conditions under or in pursuance of or deriving effect therefrom and any reference herein to a specific enactment or enactments (whether by reference to its or their short title or otherwise) shall include a reference to any enactment amending or replacing the same and any future legislation of a like nature

“Environmental Damage” means any damage to human health or the environment which constitutes a breach of any Legal Obligation or gives rise to a civil claim for damages

“Estate” shall mean Cambridge Science Park shown edged red and blue on Plan 2 situate adjoining Milton Road partly in the City of Cambridge and partly in the County of Cambridgeshire together with any such further neighbouring area in respect of which the Landlord or its lessees may from time to time or at any time during the Period of Limitation receive planning permission to develop for uses similar or ancillary to the use of the said area edged blue and which the Landlord during the Period of Limitation elects to include in Cambridge Science Park

“Excluded Parts” means the plant loft on the second floor and also the external store rooms

“Existing Encumbrances” means the those matters referred to in schedule 2 Part 2 hereto

“Extension Agreement” means an agreement made the same date as the Agreement for Lease between the Landlord (1) the Tenant (2) and the Landlord’s Guarantor (3)

“Extension Lease” means a Lease in the form referred to in the Extension Agreement

“Extension” means the building comprised in the Extension Lease

“Group Company” has the same meaning as that afforded to that expression by Section 42 of the Landlord and Tenant Act 1954

“Hazardous Material” means any substance which is inflammable explosive dangerous or otherwise known or reasonably believed to be harmful to human health or the environment and for that reason subject to statutory controls on production use storage or disposal

“Headlease” means a Headlease of the Premises dated 14 December 2001 and made between the Superior Landlord (1) the Master Fellows and Scholars of Trinity College Cambridge (2) and the Landlord (3) under which the Landlord holds the Premises for a term of 150 years from 25 December 2001 (plus the broken quarter)

“Insured Risks” means at any particular time the risks of loss or damage by riot and civil commotion (if available on reasonable commercial terms and at reasonable cost) fire storm flood explosion bursting or overflow of water tanks boilers or apparatus impact by road vehicles aircraft and other aerial devices or articles dropped therefrom and the risk of any other kind of loss or damage which the Landlord may from time to time in their absolute discretion deem it desirable to insure against and against which they shall at that particular time have a policy of insurance in effect subject to such exclusions and limitations as the insurers may impose and subject in every case to the availability of insurance cover against the risk and subject to the usual commercial conditions on which and to the extent that insurance cover against each risk is generally available in relation to property such as the Premises

“Interest” shall mean interest at the yearly rate of four per cent above the base rate published from time to time by Barclays Bank PLC or (in the event of base rate or Barclays Bank PLC ceasing to exist) such other equivalent rate of interest as the Landlord may from time to time in writing specify

“Landlord” shall include any party for the time being entitled to the reversion immediately expectant upon the end of the Term and shall (where the context so admits) include the Superior Landlord

“Landlord’s Neighbouring Premises” means any land or buildings now or hereafter during the Period of Limitation erected adjoining or neighbouring the Premises (whether beside under or over) which belong to the Landlord now or hereafter during the Period of Limitation

“Legal Obligation” means any lawful obligation from time to time created by any Enactment or Authority which relates to the Premises or their use

“Office Area” means the offices shown on the Plans and Specifications

“Period of Limitation” means the period of eighty years commencing on the date hereof or such longer period as the law may permit (which period is hereby specified as the perpetuity period applicable to this underlease under the rule against perpetuities)

“Phase VI” means that part of the Estate shown edged blue on Plan 2

“Plan 1” shall mean the plan numbered 1 annexed hereto

“Plan 2” shall mean the plan numbered 2 annexed hereto

“Planning Acts” means the Town and Country Planning Acts 1948 to 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Local Government Planning and Land Act 1980 and all notices directions orders regulations byelaws rules and conditions under or in pursuance of or deriving effect therefrom from time to time and any reference herein to these or any other Act or Acts shall include a reference to any statutory modification or re-enactment thereof for the time being in force and any future legislation of a like nature

Fig 1

SENIOR BURSAR
& DIRECTOR
Kings Hedges Road
THE CHARTER
PARTNERSHIP
ARCHITECTS AND DESIGNERS

“Planning Agreement 1991” shall mean an agreement dated 6th August 1991 made pursuant to section 106 of the Town and Country Planning Act 1990 between South Cambridgeshire District Council (1) and the Superior Landlord (2) as amended by a supplemental agreement dated 14th September 1995 and made between the same parties

“Planning Agreement 2000” shall mean an agreement under Section 106 of the Town and Country Planning Act 1990 dated 17th October 2000 and made between The Master Fellows and Scholars of the College of the Holy And Undivided Trinity within the Town And University of Cambridge of King Henry the Eighth’s Foundation (1) Aula Limited (2) Cambridgeshire County Council (3)

“Premises” means the property hereby demised as described in schedule 1 including all Service Channels in on or under such property and exclusively serving the same and fixtures and fittings (excluding trade or tenant’s fixtures and the Additional Works and the Tenant’s Further Works) therein and the Rights together with all additions alterations and improvements to such property and Rights

“Remainder of the Estate” means that part of the Estate shown edged red on Plan 2

“Rent Commencement Date” means 18 May 2003

“Rights” means the rights described in part 2 of schedule 1

“Service Channels” means all such flues sewers drains ditches pipes wires watercourses cables channels gutters ducts and other conductors of services and plumbing and ventilating equipment and motors appurtenant thereto as are now existing or which may be constructed or laid during the Term and within the Period of Limitation as herein defined

“Superior Landlord” shall include the party for the time being entitled to the reversion immediately expectant upon the expiration or sooner determination of the Headlease

“Surety” means any person or body who has entered into a guarantee of the Tenant’s covenants contained in this underlease in the form of the guarantee set out in schedule 6 (whether by separate deed pursuant to the provisions of this underlease or otherwise) and shall include the Surety’s successors whether by substitution or otherwise including personal representatives

“Surveyor” means the surveyors who shall be member or fellows of the Royal Institution of Chartered Surveyors or affiliated to another recognised professional body or consulting engineers who shall be members or fellows of the Institute of Chartered Engineers for the time being of the Landlord

“Tenant” shall include the person in whom the Term is presently vested

“Tenant’s Further Works” shall mean those defined in the Agreement for Lease

“Term” means the total period of demise hereby granted and (other than in the case of the references to the term in the definition of “Relevant Date” and in the habendum of this underlease) includes any period of holding over or any extension or continuance of the contractual term by Enactment or otherwise

“Value Added Tax” includes any tax charged in addition to or in substitution for it

“VAT Act” means the Value Added Tax Act 1994

1.2                                 Words importing the masculine gender only include the feminine gender and vice versa and include any body of persons corporate or unincorporate words importing the singular number only include the plural number and vice versa and the word “person” shall include any body of persons corporate or unincorporate and all covenants by any party hereto shall be deemed to be joint and several covenants where that party is more than one person and any covenant by the Tenant not to do or not to do or omit to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done or omitted

1.3                                 (a)                                  References to numbered clauses and schedules are references to the relevant clause or schedule to this underlease and references to numbered paragraphs are references to the numbered paragraphs of that schedule or the part of the schedule in which they appear

(b)                                 The clause paragraph and schedule headings do not form part of this underlease and are not to be taken into account when construing it

1.4                                 This instrument

1.4.1                                        is executed as a deed and by its execution the parties authorise their solicitors to deliver it for them when it is dated

1.4.2                                        was delivered when it was dated

1.4.3                                        is entered into pursuant to an agreement for underlease

1.5                                 This underlease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995

2                                         The demise habendum and reddendum

2.1                                 In consideration of the several rents and covenants on the part of the Tenant herein reserved and contained the Landlord hereby demises unto the Tenant all those Premises more particularly described in schedule 1 part 1 together with (in common with the Landlord their lessees and assigns and all other persons from time to time having the like rights) the Rights in schedule 1 part 2 except and reserving unto the landlord and its successors in title assigns and lessees and all persons from time to time authorised by it the interests rights reservations and exceptions more particularly set out in part 1 of schedule 2 to hold the Premises unto the Tenant subject to (but with the benefit of) the Existing Encumbrances and to any or all easements and other rights (if any) now subsisting over or which may affect the same from 25 December 2002 to 25 March 2003 and thereafter for the term of 20 years but determinable nevertheless as hereinafter provided yielding and paying therefor unto the Landlord during the Term by way of rent

2.1.1                                        yearly and proportionately for any fraction of a year the Basic Rent (such rent to be reviewed in accordance with schedule 3 part 1 or (if the Extension Lease exists in accordance with schedule 3 part 3) the first such payment or a proportionate part thereof in respect of the period from 18 May 2003 and 24 June 2003 to be made on the Rent Commencement Date and thereafter such rents to be paid by equal quarterly instalments in advance on the four usual quarter days in every year

2.1.2                                        within 14 days of written demand the rents specified in part 2 of schedule 3

2.1.3                                        any other sums which may become due from the Tenant to the Landlord under the provisions of this underlease all such payments to be made without any deduction

3                                         Tenant’s covenants

3.1                                 The Tenant hereby covenants with the Landlord to observe and perform all the covenants and provisions on the Tenant’s part set out in schedule 4

4                                         Landlord’s covenants

4.1                                 The Landlord hereby covenants with the Tenant whilst the reversion to this underlease is vested in the Landlord to observe and perform all the covenants and provisions on the Landlord’s part set out in schedule 5 but not so as to impose any personal liability upon the Landlord except for the Landlord’s own costs and defaults

5                                         Proviso agreement and declaration

5.1                               Forfeiture

Without prejudice to any other rights of the Landlord if:

5.1.1                        the whole or part of the rent remains unpaid twenty one days after becoming due (whether demanded or not) or

5.1.2                        any of the Tenant’s covenants in this underlease are not performed or observed or

5.1.3                        the Tenant or any guarantor or surety of the Tenant’s obligations under this underlease

(i)                                     proposes or enters into any composition or arrangement with its creditors generally or any class of its creditors or

(ii)                                  is the subject of any judgment or order made against it which is not complied with within seven days or is the subject of any execution distress sequestration or other process levied upon or enforced against any part of the Premises

(iii)                               being a company:

(A)                              is the subject of a petition presented or an order made or a resolution passed or analogous proceedings taken for appointing an administrator of or winding up such company (save for the purpose of and followed within four months by an amalgamation or reconstruction which does not involve or arise out of insolvency or give rise to a material reduction in capital and which is on terms previously approved by the Landlord such approval not to be unreasonably withheld) or

(B)                                an encumbrancer takes possession or exercises any power of sale or a receiver or administrative receiver is appointed of the whole or any part of the undertaking property assets or revenues of such company or

(C)                                stops payment or agrees to declare a moratorium or becomes or is deemed to be insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986

(iv)                              being an individual:

(A)                              is the subject of a bankruptcy petition or bankruptcy order or

(B)                                is the subject of an application or order or appointment under section 253 or section 273 or section 286 Insolvency Act 1986 or

(C)                                is unable to pay or has no reasonable prospect of being able to pay his debts within the meaning of sections 267 and 268 Insolvency Act 1986

5.1.4                        any event occurs or proceedings are taken with respect to the Tenant or any guarantor of the Tenant’s obligations under this underlease in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in clause 5.1.3 then and in any of such cases the Landlord may at any time (and notwithstanding the waiver of any previous right of re-entry) re-enter the Premises whereupon this underlease shall absolutely determine but without prejudice to any right of action of the Landlord in respect of any previous breach by the Tenant of this underlease provided that if any of the events referred to in clause 5.1.3 or clause 5.1.4 occurs in respect of any guarantor or surety of the Tenant in circumstances where a new surety is provided by the Tenant pursuant to the provisions of paragraph 26 of Schedule 4 then any such re-entry shall cease and determine and the parties shall be restored to the position they were in prior to such event

5.2                                 Notices

Any notice under this underlease shall be in writing and any notice

5.2.1                        to the Tenant or the Surety shall be deemed to be sufficiently served if

(i)                                     left addressed to the Tenant or the Surety on the Premises or

(ii)                                  sent to the Tenant or the Surety by post at the last known address or (if a Company) registered office of the Tenant or the Surety and

5.2.2                        to the Landlord shall be deemed to be sufficiently served if

(i)                                     sent to the Landlord by post at the last known address or (if a Company) registered office of the Landlord

(ii)                                  whilst the reversion immediately expectant on the determination of the Term is vested in the original Landlord (as named herein) addressed to the Landlord’s Senior Bursar and delivered to him personally or sent to him by post

5.3                                 Rent abatement

If the Premises or the access thereto are destroyed or rendered wholly or partly unfit for use by any of the perils covered by the Insured Risks then (provided the destruction or damage is not caused by the act or default of the Tenant or any person on the Premises with the Tenant’s express or implied authority or any predecessor in title of any of them so that the insurance policy effected in respect of the Premises is vitiated or payment of any part of the policy money is withheld) a fair proportion of the Basic Rent according to the extent of the damage sustained shall cease to be payable for the period during which the Premises or the access thereto remain unfit for use and any dispute with reference to this proviso shall be referred to arbitration in accordance with the Arbitration Act 1996

5.4                                 Notice to terminate

If upon damage or destruction of any part of the Premises by an Insured Risk at a time when:

5.4.1                        the Extension Lease exists or the Tenant has served a Trigger Notice for the Extension Lease and at the end of a period of 3 years commencing on the date of the damage or destruction any part of the Combined Building has not been rebuilt and reinstated so that it is fit for the Tenant’s occupation and use either the Landlord or the Tenant may by notice served within 3 months following the expiration of the 3 year period following such damage or destruction terminate both this lease and the Extension Lease (or as the case may be the Extension Agreement) but such termination will be without prejudice to any action arising from a breach before the notice is given or

5.4.2                        The Tenant has not served a Trigger Notice under the provisions of the Extension Agreement then prior to the service of a Trigger Notice under the provisions of the Extension Agreement clause 5.4.1 above shall apply mutatis mutandis but if the Tenant subsequently serves a Trigger Notice under the provisions of the Extension Agreement the Tenant’s right to terminate this lease shall absolutely cease and determine

5.5                                 Warranties

The Tenant hereby acknowledges and admits that the Landlord has not given or made any representation or warranty that the use of the Premises herein authorised is or will remain a permitted use under the Planning Acts

5.6                                 Landlord’s powers to deal with the Landlord’s Neighbouring Premises

Notwithstanding anything herein contained the Landlord and all persons authorised by the Landlord shall have power without obtaining any consent from or making any compensation to the Tenant to deal as the Landlord may think fit with the Landlord’s Neighbouring Premises and to erect thereon or on any part thereof any building whatsoever and to make any repairs alterations or additions and carry out any demolition or rebuilding whatsoever (whether or not affecting the light or air to the Premises) which the Landlord may think fit or desire to do PROVIDED THAT in the exercise of such power the Landlord will not so far as the Landlord is able substantially restrict access to and from the Premises to employees and potential customers of the Tenant during normal business hours or materially affect the Tenant’s use or enjoyment of the Premises

5.7                                 Arbitration

(Unless this underlease otherwise provides) if any dispute or difference shall arise between the parties hereto touching these presents or the rights or obligations of the parties hereunder such dispute or difference shall in the event of this underlease expressly so providing and otherwise may by agreement between the parties be referred to a single arbitrator to be agreed upon by the parties hereto or in default of agreement to be nominated by the President or Vice President for the time being of the Royal Institution of Chartered Surveyors on the application of any party in accordance with and subject to the provisions of the Arbitration Act 1996

5.8                                 Landlord’s obligations

Nothing herein contained shall render the Landlord liable (whether by implication of law or otherwise howsoever) to do any act or thing which the Landlord has not expressly covenanted to carry out provide or do in schedule 5

5.9                                 Value added tax

Any consideration on supplies made by the Landlord under this underlease is exclusive of value added tax (or any substituted tax)

5.10                           Reference to Rights

Any reference to any right or easement exercisable by the Landlord should be deemed to include the exercise of such right or easement by the Superior Landlord and (to the extent that they pertain to the management of the Estate) the Company or any mortgagee of the Landlord or of the Superior Landlord or of the Company at reasonable times on reasonable notice subject to the Confidentiality Requirements

5.11                           References to Consents

In every case where there is an obligation on the part of the Tenant to obtain consent or approval from the Landlord there shall be deemed to be included an obligation to obtain consent and approval from the Superior Landlord and from any mortgagee of the Landlord and of the Superior Landlord and the Landlord should be entitled to withhold the giving of its consent or approval until the consent or approval of the Superior Landlord and any such mortgagee has first been granted subject to the provisions of paragraph 5 of schedule 5

5.12                           References to Payments

In every case where there is a provision for a payment to the Landlord by the Tenant of any expenses incurred by the Landlord then in the event of any reasonable expenses being properly incurred by the Superior Landlord there should be deemed to be included a similar covenant by the Tenant to repay any reasonable expenses properly incurred by the Superior Landlord

5.13                           Reference to Indemnities

Any indemnities in favour of the Landlord should be deemed to incorporate indemnities in favour of the Superior Landlord

5.14                           References to Rights of Entry

All rights of entry exercisable by the Landlord or the Superior Landlord or (to the extent that they pertain to the management of the Estate) the Company or any mortgagee or persons authorised by the Landlord or the Superior Landlord or the Company shall extend to and include their respective surveyors servants contractors agents licensees and work people with or without plant appliances and materials subject to the Confidentiality Requirements

5.15                           Third Party Rights

The parties intend that no person who is not a party to this underlease is to have the benefit of or be capable of enforcing any term of this underlease as a result of the Contracts (Rights of Third Parties) Act 1999.

5.16                           Historic Contamination

No covenant by the Tenant or any other provision in this Lease is to be construed as requiring the Tenant to carry out or pay for works or operations or indemnify the Landlord or Superior Landlord for any works required by any Enactment or otherwise due to a release before the beginning of the Term into any environmental medium of a substance which is capable of causing harm to the health of man or other living organisms supported by the environment or other interference with the ecological systems of which man or other living organisms form part

Schedule 1

Part 1 - The property included in this demise

ALL THAT piece or parcel of land forming part of Phase VI Cambridge Science Park and known as Phase 1 Unit 436 as the same is more particularly delineated on Plan 1 and thereon edged red together with the buildings standing thereon or on some part thereof

Part 2 - The rights granted

1                                         Right to services

1.1                                 (If and so far as the Service Channels are not adopted or maintainable by any statutory undertaker or supply authority) at all times hereafter the right of passage and running of appropriate services through the Service Channels now under or across the Estate and to make connection with such Service Channels or any of them for the purpose of exercising the said rights and all such rights of access for the Tenant and the Tenant’s lessees and employees as may from time to time be reasonably required for the purpose of laying inspecting cleansing repairing maintaining renewing or adding to such Service Channels or any of them but the enjoyment of the aforesaid rights shall be subject to the Tenant or other the person or persons exercising the same or having the benefit thereof being liable to make good all damage to the Estate thereby occasioned with reasonable dispatch

2                                         Right of way

2.1                                 The right of way for all purposes reasonably necessary for the use and enjoyment of the Premises for the purposes herein authorised but not further or otherwise with or without vehicles over the roadways coloured brown on the Plan (if and so far as the same are not adopted) subject (for the avoidance of doubt) to the terms of the Planning Agreement 2000 and to the Deeds of Grant

3                                         Right to support

3.1                                 The right to support now or hereafter belonging to or enjoyed by the Premises

Schedule 2

Part 1 - Exceptions and reservations in favour of the Landlord

1                                         Right to services

1.1                                 At all times hereafter the right of passage and running of appropriate services through the Service Channels forming part of the Premises and to make connection with such Service Channels or any of them for the purpose of exercising the said rights and all such rights of access for the Landlord the Surveyor and the Landlord’s lessees and employees and all persons from time to time authorised by the Landlord as may from time to time be reasonably required for the purpose of laying inspecting cleansing repairing maintaining renewing or adding to such Service Channels or any of them but the enjoyment of the aforesaid rights shall be subject to the Landlord or other the person or persons exercising the same or having the benefit thereof being liable to make good all damage to the Premises thereby occasioned with reasonable dispatch

2                                         Right to support

2.1                                 The right to support now or hereafter belonging to or enjoyed by the Landlord’s Neighbouring Premises

3                                         Right to enter

3.1                                 At all times during the Term the right with or without the Surveyor the Landlord’s employees and workmen and any persons authorised by them to enter the Premises for the purpose of doing any act matter or thing in respect of which the Landlord is permitted entry to the Premises under Schedule 4 upon the terms therein stated such reservation to be in addition to and not in substitution for or limitation of any other rights exceptions or reservations to which the Landlord is entitled hereunder

4                                         Right to light and air

4.1                                 The Tenant shall not be entitled to any right of access of light or air to the Premises which would restrict or interfere with the user of the Estate or any of the Landlord’s Neighbouring Premises for building or otherwise howsoever provided that the Landlord shall not use the Neighbouring Property in such a way as to materially affect the Tenant’s light or air

5                                         Right to enter to cultivate

5.1                                 A right of access at all times together with the Company’s surveyor the Landlord’s and the Company’s employees servants workmen and all persons authorised by the Landlord to all such parts of the Premises as shall from time to time be unbuilt upon for the purpose of cultivating planting maintaining and landscaping the same in such manner as shall in the absolute discretion of the Landlord from time to time seem appropriate

6                                         Right to restrict access

6.1                                 A right to restrict vehicular access from the remainder of the Estate through Phase VI to Kings Hedges Road for the purpose of complying with the provisions of the Planning Agreement 2000

Part 2 - Existing.Encumbrances

	Date	Document	Parties

1	-	The Planning Agreements	-

2	31st December 1992	Section 181 Licence	Cambridgeshire County Council (1)
Trinity Hall (2)

3	12th September 1986	Agreement	Cambridgeshire County Council (1)
Trinity Hall (2)
Anglian Water Authority (3)

4	26th March 1993	Deed of Grant	British Railways Board (1)
Cambridgeshire County Council (2)

5	26th March 1993	Agreement	British Railways Board (1)
Cambridgeshire County Council (2)

6	26th March 1993	Deed	Cambridgeshire County Council (1)
Trinity Hall (2)

7	-	The Deeds of Grant	-

Schedule 3

The rents payable by the Tenant

Part 1 - Rents payable quarterly Rent review where the Extension Lease does not exist

1                                              Definitions

1.1                                      In this part of this schedule the following words shall have the following meanings

1.1.1                   the “Relevant Date” shall mean 25 December 2007 and every fifth anniversary of that date during the Term excluding the last day of the Term and the period between each Rent Review Date is hereafter referred to as the “Rent Review Period”

1.1.2                   “the Full Open Market Yearly Rent” shall mean the best yearly rent for which the whole of the Premises might reasonably be expected to let if let on one lease in the open market by a willing landlord to a willing tenant after the expiry of any rent free period or period of concessionary rent which may then be usual on the grant of a new lease for the purpose of fitting out only and not for the avoidance of doubt as an incentive on the assumption (if not fact) that

(i)                                          the Premises are fully repaired maintained and decorated in accordance with the provisions of this underlease and

(ii)                                       the Premises are vacant and ready for immediate occupation and use (any fitting out of the nature of the Additional Works or Tenant’s Further Works shall be assumed to have been carried out at the tenant’s expense and

(iii)                                    all Legal Obligations are complied with and all requisite consents and permissions for the use of the Premises have been obtained and that the covenants in this underlease on the part of the Tenant have been complied with and

(iv)                                   that no work has been carried out thereon which would diminish the rental value of the Premises and

(v)                                      that in case the Premises had been damaged or destroyed they had been fully restored in accordance with the terms hereof and

(vi)                                   The Excluded Parts can only be used for plant rooms and ancillary storage and

(vii)                                the Premises comprises either:

(A)                         The Premises or

(B)                           A notional two storey office building which;-

1)                                           was constructed in 2002 to a comparable standard and specification and with similar facilities (of appropriate scale for the notional building) to the Office Area including appropriate car parking

2)                                           comprises a net internal floor area of 36,389 square feet

3)                                           excludes (for the avoidance of doubt) such of the Additional Works or the Tenants Further Works as may be comprised within the Office Area whichever shall result in the higher rent and

(viii)                             the lease of the Premises shall be for the reside of the Term at the date of review

(ix)                                     the lease shall be without payment of a fine or premium or any other form of inducement being offered or received and

(x)                                        the lease shall be upon the same terms provisions agreements and declarations (other than as to the amount of rent and any rent free period hereunder but including like provisions for the review of rent to those herein contained) and covenants on the part of the Landlord and the Tenant as those herein contained but only in so far as they are consistent with the provisions of this paragraph 1.1.2 there being disregarded

(A)                         any effect on rent of the fact that the Tenant or any undertenant or their respective predecessors in title have been in occupation of the Premises and

(B)                           any goodwill attached to the Premises by reason of trade or business carried on therein by the Tenant or any undertenant or their respective predecessors in title and

(C)                           (for the avoidance of doubt) the Additional Works and Tenant’s Further Works

(D)                          any increase in rental value attributable to an improvement effected or completed within a period of twenty one years immediately preceding the Relevant Date (whether during or before the Term) on which the rent is being reviewed carried out by the Tenant or any undertenant or by the Landlord on behalf of the Tenant at the Tenant’s expense or their respective predecessors in title in that capacity with the prior consent in writing of the Landlord (where required pursuant to this underlease) other than an improvement effected at the expense of the Landlord or in pursuance of an obligation to the Landlord whether under this underlease or otherwise and provided that the Landlord or their predecessors in title have not had vacant possession of the Premises since the improvement was carried out and

(E)                            as far as may be permitted by law all restrictions whatsoever relating to rent contained in any Enactments (whether relating to the method of determination of rent or otherwise)

2                                              The rent review

2.1                                      At each Relevant Date the rent shall be reviewed in accordance with the provisions of this part of this schedule and from and after each Relevant Date the Tenant shall pay to the Landlord by way of rent in respect of the Premises whichever is the greater of

2.1.1                   the Basic Rent payable hereunder immediately prior to that Relevant Date and

2.1.2                   the Full Open Market Yearly Rent for the Premises at that Relevant Date such Full Open Market Yearly Rent to be determined (in default of agreement between the Landlord and the Tenant) by arbitration in accordance with clause 5.7 of this underlease on the application of the Landlord or the Tenant made at any time before or after that Relevant Date but so that (for the avoidance of doubt) any delay in the implementation of a review of rent hereunder until after a Relevant Date shall not prejudice the review of rent with effect from that Relevant Date

3                                              Memorandum of agreement as to rent

3.1                                      As soon as practicable after the agreement or determination of the amount of the Full Open Market Yearly Rent a memorandum recording the same shall be endorsed on or otherwise annexed to the Original and Counterpart of this underlease each party shall bear its own cost in this respect

4                                              Where assessment of rent delayed

4.1                                      Should the rent to be agreed or determined in accordance with paragraph 2 (herein in this paragraph 4.1 called “the New Rent”) not have been agreed or determined as aforesaid by any Relevant Date then the Tenant shall on and after that day pay rent at the rate equal to the rent payable immediately before that Relevant Date (herein in this paragraph 4.1 called “the Old Rent”) and so soon as the New Rent shall have been agreed or determined as aforesaid the Tenant shall forthwith pay to the Landlord by way of additional rent the difference between the New Rent and the Old Rent for each quarter for which the New Rent should have been paid together with interest thereon at a rate four per cent below the rate of Interest from the date upon which the same became payable until the date of payment Provided that the interest on each quarter’s rent shall be calculated only from the date that quarter’s rent is due

5                                              Intermediate rent periods

5.1                                      If at any Relevant Date the Landlord shall be obliged legally or otherwise to comply with any Enactments dealing with the control of rent and which shall restrict or modify the Landlord’s right to review the Old Rent or to receive the New Rent (which expressions are defined in paragraph 4.1) in accordance with the terms hereof then the Landlord shall as soon as reasonably practicable after each such restriction or modification is removed relaxed or modified be entitled to give not less than one month’s notice in writing (herein called “an Intermediate Rent Review Notice”) to the Tenant expiring not earlier than the date of each such removal relaxation or modification to introduce an intermediate review of rent additional to the reviews of rent specified in this part of this schedule and the expiry of the Intermediate Rent Review Notice shall be deemed to be the Relevant Date for the purpose of paragraphs 2 3 and 4 provided that nothing herein contained shall vary or modify any subsequent Relevant Date as defined in paragraph 1.1.1 of this part of this schedule

Part 2 - Rents payable upon demand

1                                              Insurance Rent

1.1                                      A sum or sums of money equal to the amount or amounts which the Landlord shall from time to time be liable to pay in or in respect of effecting or maintaining the insurance of the Premises in accordance with the Landlord’s covenant contained in paragraph 2 of schedule 5 and all reasonable professional fees which the Landlord may from time to time incur in connection with the valuation of the Premises for insurance purposes not more frequently than every three years

2                                              Rent for common parts

2.1                                      A proper proportion attributable to the Premises of the proper cost and expense of repairing maintaining renewing rebuilding cleansing and operating all ways roads pavements Service Channels yards bicycle stores vehicle parks and gardens fences party walls and structures and any installations equipment fittings fixtures easements appurtenances or conveniences which are not the subject matter of the Service Charge referred to in paragraph 3 below but which none the less belong to or are used by the Premises in common with the other buildings on the Estate and the Landlord’s Neighbouring Premises and with any other premises adjoining or neighbouring the Premises (or any of them) including architect’s and surveyor’s fees properly incurred in connection with such works (such proper proportion to be determined by the Surveyor whose certificate shall be final and binding on the Tenant) save in the case of manifest error

3                                              Service rent

3.1                                      A service rent equivalent to the Service Charge due and payable by the Landlord under the Headlease or which would be due and payable if the Headlease still subsisted upon the terms originally specified in the Headlease

4                                              Interest on arrears

4.1                                      Interest on any monies payable by the Tenant to the Landlord under any covenant or provision of this underlease which remain unpaid for seven days shall be payable by the Tenant such Interest to be calculated from the date when such monies were due until the date when such monies are received by the Landlord provided that the provisions of this paragraph 4.1 shall not prejudice any rights or remedies of the Landlord in respect of any breach of any of the covenants on the part of the Tenant herein contained

5                                              Insurance excess

5.1                                      If a claim arising under any policy of insurance effected by the Landlord upon the Premises shall be subject to any insurance excess the Tenant shall reimburse or otherwise indemnify the Landlord against the amount of such excess

Part 3: Rent review for Premises and Extension

Note: This section of Schedule 3 applies if the Extension Lease exists

1                                              Definitions

1.1                                      In this part of this schedule the following words shall have the following meanings

1.1.1                   the “Relevant Date” shall mean 25 December 2007 and every fifth anniversary of that date during the Term excluding the last day of the Term and the period between each Rent Review Date is hereafter referred to as the “Rent Review Period”

1.1.2                   “the Full Open Market Yearly Rent” shall mean the best yearly rent for which the Combined Building might reasonably be expected to let if let on one lease in the open market by a willing landlord to a willing tenant after the expiry of any rent free period or period of concessionary rent which may then be usual on the grant of a new lease for the purpose of fitting out only and not for the avoidance of doubt as an incentive on the assumption (if not fact) that:-

(i)                                          the Combined Building is fully repaired maintained and decorated in accordance with the provisions of this underlease and

(ii)                                       the Combined Building is vacant and ready for immediate occupation and use (any fitting out of the nature of the Additional Works or Tenant’s Further Works shall be assumed to have been carried out at the tenant’s expense) (and

(iii)                                    the covenants in this underlease and the Extension Lease on the part of the Tenant have been complied with and all Legal Obligations are complied with and all requisite consents and permissions for the use of the Combined Building have been obtained) and

(iv)                                   that no work has been carried out thereon which would diminish the rental value of the Combined Building and

(v)                                      that in case the Combined Building had been damaged or destroyed they had been fully restored in accordance with the terms hereof and

(vi)                                   The Excluded Parts (as respectively defined in the Extension Lease and this Lease) can only be used for plant rooms and ancillary storage and

(vii)                                the Combined Building comprises either:

(A)                         The Combined Building or

(B)                           a notional two storey office building which:

1)                                           was constructed in 2002 to a comparable standard and specification and with similar facilities (of appropriate scale for the notional building) to the Office Area including necessary car parking

2)                                           comprises a net internal floor area (measured in accordance with the Code of Measuring Practice published by the Royal Institution of Chartered Surveyors and the Incorporated Society of Valuers and Auctioneers (Fourth Edition) equivalent to the Gross Internal Area of the Combined Building

3)                                           excludes (for the avoidance of doubt) such of the Additional Works or the Tenants Further Works as may be comprised within the Office Area whichever shall result in the higher rent and

(viii)                             the lease of the Combined Building shall be for the reside of the Term at the date of review

(ix)                                     the lease of the Combined Building shall be granted without payment of a fine or premium or any other form of inducement being offered or received and

(x)                                        the lease of the Combined Building shall be upon the same terms provisions agreements and declarations (other than as to the amount of rent and any rent free period hereunder but including like provisions for the review of rent to those herein contained) and covenants on the part of the Landlord and the Tenant as those contained respectively in this underlease and the Extension Lease but only in so far as they are consistent with the provisions of this paragraph 1.1.2 there being disregarded

(A)                         any effect on rent of the fact that the Tenant or any undertenant or their respective predecessors in title have been in occupation of the Combined Building and

(B)                           any goodwill attached to the Combined Building by reason of trade or business carried on therein by the Tenant or any undertenant or their respective predecessors in title and

(C)                           (for the avoidance of doubt) the equivalent of the Additional Works and Tenant’s Further Works which relate to the Combined Building

(D)                          any increase in rental value attributable to an improvement effected or completed within a period of twenty one years immediately preceding the Relevant Date (whether during or before the Term) on which the rent is being reviewed carried out by the Tenant or any undertenant or by the Landlord on behalf of the Tenant at the Tenant’s expense or their respective predecessors in title in that capacity with the prior consent in writing of the Landlord (where required pursuant to this underlease) other than an improvement effected at the expense of the Landlord or in pursuance of an obligation to the Landlord whether under this underlease or otherwise and provided that the Landlord or their predecessors in title have not had vacant possession of the Combined Building since the improvement was carried out and

(E)                            as far as may be permitted by law all restrictions whatsoever relating to rent contained in any Enactments (whether relating to the method of determination of rent or otherwise)

2                                              The rent review

2.1                                      At each Relevant Date the rent shall be reviewed in accordance with the provisions of this part of this schedule and from and after each Relevant Date the Tenant shall pay to the Landlord by way of rent in respect of the Combined Building whichever is the greater of

2.1.1                   the Basic Rent payable hereunder immediately prior to that Relevant Date and

2.1.2                   the Full Open Market Yearly Rent for the Combined Building at that Relevant Date such Full Open Market Yearly Rent to be determined (in default of agreement between the Landlord and the Tenant) by arbitration in accordance with clause 5.7 of this underlease on the application of the Landlord or the Tenant made at any time before or after that Relevant Date but so that (for the avoidance of doubt) any delay in the implementation of a review of rent hereunder until after a Relevant Date shall not prejudice the review of rent with effect from that Relevant Date

3                                              Memorandum of agreement as to rent

3.1                                      As soon as practicable after the agreement or determination of the amount of the Full Open Market Yearly Rent the rent ascertained will be apportioned between the Original Building and the Extension in the proportions specified in Schedule 3 of the Extension Lease and a memorandum recording the same shall be endorsed on or otherwise annexed to the Original and Counterpart of this underlease and the Extension Lease each party shall bear its own cost in this respect

4                                              Where assessment of rent delayed

4.1                                      Should the rent to be agreed or determined in accordance with paragraph 2 (herein in this paragraph 4.1 called “the New Rent”) not have been agreed or determined as aforesaid by any Relevant Date then the Tenant shall on and after that day pay rent at the rate equal to the rent payable immediately before that Relevant Date (herein in this paragraph 4.1 called “the Old Rent”) and so soon as the New Rent shall have been agreed or determined as aforesaid the Tenant shall forthwith pay to the Landlord by way of additional rent the difference between the New Rent and the Old Rent for each quarter for which the New Rent should have been paid together with interest thereon at a rate four per cent below the rate of Interest from the date upon which the same became payable until the date of payment Provided that the interest on each quarter’s rent shall be calculated only from the date that quarter’s rent is due

5                                              Intermediate rent periods

5.1                                      If at any Relevant Date the Landlord shall be obliged legally or otherwise to comply with any Enactments dealing with the control of rent and which shall restrict or modify the Landlord’s right to review the Old Rent or to receive the New Rent (which expressions are defined in paragraph 4.1) in accordance with the terms hereof then the Landlord shall as soon as reasonably practicable after each such restriction or modification is removed relaxed or modified be entitled to give not less than one month’s notice in writing (herein called “an Intermediate Rent Review Notice”) to the Tenant expiring not earlier than the date of each such removal relaxation or modification to introduce an intermediate review of rent additional to the reviews of rent specified in this part of this schedule and the expiry of the Intermediate Rent Review Notice shall be deemed to be the Relevant Date for the purpose of paragraphs 2 3 and 4 provided that nothing herein contained shall vary or modify any subsequent Relevant Date as defined in paragraph 1.1.1 of this part of this schedule

Schedule 4

Tenant’s covenants

1                                         To pay rent

1.1                                 To pay to the Landlord the rents hereby reserved (including but not limited to the rent as reviewed from time to time in accordance with part 1 of schedule 3 (or if the Extension Lease exists in accordance with part 3 of schedule 3) at the times and in the manner herein appointed for payment thereof without any deduction set off or (except as provided by clause 5.3 of this underlease) abatement whatsoever and to pay those rents reserved in part 1 of schedule 3 (or if the Extension Lease exists in accordance with part 3 of schedule 3) by standing order to the bankers of the Landlord or as it shall direct within the United Kingdom

2                                         To pay outgoings

2.1                                 To pay and discharge all rates taxes duties assessments charges impositions and outgoings whatsoever (whether parliamentary local public utility or of any other description and whether or not of a recurrent nature) now or at any time during the Term taxed assessed charged imposed upon or payable in respect of the Premises or any part thereof or by the Landlord or Tenant or owner or occupier in respect thereof except any arising from receipt of rent in the Landlord’s hands or any dealing or deemed dealing with the Landlord’s reversion other than a deemed dealing arising from some act or default on the part of the Tenant or such as is required by an Enactment to be paid by the Landlord save any arising from an act or default of the Tenant

3                                         To repair and decorate

3.1                                 Well and substantially to cleanse maintain and repair and remedy all defects in the Premises and every part thereof (including all additions thereto and all fixtures fittings plant and machinery therein and improvements thereto and the Service Channels forming part of the Premises and which exclusively serve the same and the boundary structures (if any) of the Premises) and the drains connecting the Premises to and as far as the common drain

3.2                                 As and when reasonably required by the Landlord to clean (and repoint where appropriate) all external surfaces of the buildings from time to time comprised in the Premises

3.3                                 Without prejudice to the generality of paragraphs 3.1 and 3.2 to paint (or otherwise decorate) with two coats at least of good quality paint (or other suitable materials) all such parts of the Premises as have been usually painted (or otherwise decorated) such painting (or other decoration) to be

3.3.1                        as to the outside in every third year of the Term and with such colours as have been approved by the Surveyor (acting reasonably) and

3.3.2                        as to the inside in every fifth year of the Term and

3.3.3                        as to both the outside and the inside in the last year of the Term (however determined)

and otherwise as the Landlord may reasonably so require

3.4                                 Not to remove or damage any of the Landlord’s fixtures and fittings in the Premises and to replace with similar articles of at least equal quality such fixtures and fittings as may be lost or worn out or become unfit for use provided that all work referred to in this paragraph 3 shall be done in a good and workmanlike manner and to the reasonable satisfaction of the Surveyor and provided further that the liability of the Tenant under this paragraph shall not extend to damage caused by any of the Insured Risks unless the insurance shall have been vitiated or insurance monies rendered irrecoverable in whole or in part (and in the case of part to the extent of that part only) by any act omission neglect or default of the Tenant any undertenant or their respective employees servants agents independent contractors customers visitors licensees invitees or any other person under the Tenant’s or the undertenant’s control

3.5                                 The Tenant shall give written notice to the Landlord immediately on becoming aware of:

3.5.1                        any damage to or destruction of the Premises or

3.5.2                        any defect or want of repair in the Premises (including without limitation any relevant defect within the meaning of section 4 Defective Premises Act 1972) which the Landlord is liable to repair under this underlease or which the Landlord is or may be liable to repair under common law or by virtue of any Enactment

4                                         Not to make alterations

4.1                                 Not to make any alteration or addition to the Premises which would reduce or otherwise adversely affect the capital value of the Landlord’s reversionary interest in the Premises or the rental value thereof unless the Tenant shall indemnify the Landlord for any material reduction in its capital value or reduction in rental value

4.2                                 Without prejudice to the prohibition in paragraph 4.1 not to demolish the existing buildings comprising the Premises or construct new buildings or make any alteration addition or improvement to the Premises whether structural or otherwise except as expressly permitted under paragraphs 4.3 and 4.4

4.3                                 The Tenant may carry out non-structural alterations additions or improvements to the interior of the Premises provided that the Tenant will carry out any such works in compliance with any Enactment and will within 14 days of the completion of the works supply such plans and specifications for the works as the Landlord shall reasonably require

4.4                                 No works shall be permitted to the exterior of the Premises which shall in the reasonable opinion of the Landlord detrimentally affect its appearance or be contrary to good estate management and shall not cause a material reduction in the capital value of the Landlord’s reversionary interest

4.5                                 Without prejudice to any other rights of the Landlord immediately upon the Landlord by notice in writing to that effect requiring them so to do to remove all additional buildings erections works alterations or additions whatsoever to the Premises which are not in accordance with the foregoing provisions of this paragraph 4 (herein called “the Unauthorised Works”) and make good and restore the Premises to the state and condition thereof before the Unauthorised Works were carried out and if the Tenant shall neglect to complete the restoration within one month after such notice then it shall be lawful for the Surveyor the Landlord and the Landlord’s servants contractors agents and workmen to enter upon the Premises and to remove the Unauthorised Works and to make good and restore the same to the state and condition existing before the carrying out of the Unauthorised Works and all expenses of so doing shall be repaid to the Landlord by the Tenant within seven days of a written demand in that behalf

5                                         To permit entry

5.1                                 To permit the Landlord the Surveyor and their respective workmen and persons duly authorised by them respectively on reasonable notice subject to the Confidentiality Requirements (except in emergency) at reasonable hours to enter the Premises for the purposes of

5.1.1                        viewing the same

5.1.2                        taking Inventories of the fixtures fittings appliances and equipment to be yielded up at the expiration or sooner determination of the Term

5.1.3                        inspecting for defects in and recording the condition of the Premises or any other breaches of covenant on the part of the Tenant

5.1.4                        inspecting cleansing maintaining repairing altering renewing or adding to the Estate or any buildings thereon or the Landlord’s Neighbouring Premises or any other premises adjoining the Premises or any Service Channels not comprised within the Premises

5.1.5                        complying with the Landlord’s obligations under this underlease or with any other Legal Obligation of the Landlord or pursuant to any reservation contained in this underlease or any other reasonable purpose connected with the management of the Premises the Estate or the Landlord’s Neighbouring Premises or the Landlord’s interest therein provided that the Landlord shall cause as little damage or inconvenience as reasonably possible and shall make good all damage to the Premises caused by such entry as soon as practicable but without the payment of compensation to the Tenant

6                                         To repair on notice

6.1                                 To make good to the reasonable satisfaction of the Surveyor within two months or sooner if requisite (or immediately in case of emergency) any defect in the repair or decoration of the Premises for which the Tenant is liable hereunder or any other want of compliance with any of the obligations on the part of the Tenant under this underlease of which the Landlord or the Surveyor has given notice in writing to the Tenant or left notice in writing at the Premises

6.2                                 If the Tenant shall not comply with paragraph 6.1 the Tenant shall permit the Landlord the Surveyor and their respective workmen (without prejudice to any other remedy of the Landlord) to enter the Premises and make good such defect breach or want of compliance as aforesaid without the payment of any compensation to the Tenant and all proper expenses of so doing (including legal costs and Surveyor’s fees) shall be paid by the Tenant to the Landlord on demand and shall be recoverable as rent in arrear

7                                         To pay Landlord’s costs

7.1                                 To pay the Landlord’s proper and reasonable costs and expenses (including legal costs and Surveyor’s and other professional fees)

7.1.1                        In or in reasonable contemplation of any proceedings relating to the Premises under sections 146 and/or 147 of the Law of Property Act 1925 or the preparation and service of notices thereunder (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under the said section 146 is complied with by the Tenant or the Tenant has been relieved under the provisions of the said Act and notwithstanding that forfeiture is avoided otherwise than by relief granted by the Court)

7.1.2                        In the preparation and service of any Schedule of Dilapidations at any time during or within 3 months after the Term

7.1.3                        In connection with the recovery of arrears of rent due from the Tenant hereunder (including but not limited to bailiffs’ commission incurred by the Landlord of and incidental to every distress levied by the Landlord on the Tenant’s goods for the recovery of overdue rent or other sums due under this underlease)

7.1.4                        In connection with approving plans and specifications required hereunder and the supervision and inspection of alterations erections additions and any other works carried out by the Tenant and any undertenant (but not in connection with the Additional Works or Tenant’s Further Works)

7.1.5                        In respect of any application for Consent required by this underlease whether or not such Consent be granted unless unreasonably refused

8                                         As to use and safety

8.1                                 Not knowingly to cause any Environmental Damage at or to the Premises and to indemnify the Landlord against all liabilities claims or demands in respect of Environmental Damage arising out of the use or occupation of the Premises or the state of repair of the Premises

8.2                                 Any Hazardous materials and plant and materials shall be kept and maintained in accordance with all Legal Obligations and not in a way that may injure the Premises or the Estate or the Landlord’s Neighbouring Premises

8.2.1                        all relevant information regarding compliance with any relevant Legal Obligations (such information to include without limitation copies of applications for any requisite consents relating to any manufacturing processes waste treatments recycling storage or disposal practices) as may be reasonably required by the Landlord

8.3                                 The Tenant shall forthwith notify the Landlord in writing of any material change in the facts and circumstances relating to any such Hazardous Material machinery apparatus or equipment kept produced or used on the Premises

8.4                                 All such Hazardous Material shall be kept in properly designed stores and containers and in accordance with the requirements of any competent Authority and the insurers of the Premises

8.5                                 At the end of the Term (however it ends) to indemnify the Landlord against any diminution in the value of the Landlord’s interest in the Premises due to contamination arising out of the use or occupation of the Premises during the Term or the state or repair of the Premises and for such purposes the expression “contamination” means contamination by reason of Hazardous Material

8.6                                 Any dispute as to the existence or effect of any contamination shall be referred to Arbitration

9                                         Not to use for unlawful or illegal purposes or cause nuisance

9.1                                 Not to

9.1.1                        use or permit or suffer the Premises or any part thereof to be used for any unlawful illegal or immoral purpose or for the manufacture sale or consumption of intoxicating liquors or for the manufacture sale or consumption of Controlled Drugs as defined by the Misuse of Drugs Act 1971 (otherwise than by a practitioner or pharmacist as defined by that Act or in accordance with the requirements of the Tenant’s business) the keeping of animals or for the manufacture storage publication or sale of any article or thing which may be pornographic offensive or obscene or for betting gaming or lotteries or as a hotel club billiards saloon dance hall funfair or amusement premises or for an auction or for any noisy noxious or offensive trade or business and

9.1.2                        do or permit or suffer to be done on the Premises or any part thereof anything which may be or become or cause a nuisance damage disturbance injury or danger of or to the Landlord or the owners lessees or occupiers of any premises in the neighbourhood or which in the reasonable opinion of the Landlord might be detrimental to the use or development of the Premises or of the Estate or any Landlord’s Neighbouring Premises (or any of them) and to pay to the Landlord all costs charges and expenses which may be incurred by the Landlord in abating any nuisance on or arising from the Premises and executing all works as may be necessary for such purpose

9.1.3                      use any radio television video or sound system audible outside the Premises or play or suffer to be played any musical instrument audible outside the Premises

10                                  Not to reside

10.1                           Not to reside on the Premises and not to create or permit or suffer to be created any residential tenancy or residential occupation of the Premises or any part thereof

11                                  As to user

11.1                           Not to use the Premises or any part thereof other than for a purpose authorised by the Planning Agreement 1991 including for laboratories with ancillary offices or any other use within class B (1) of the Town and Country Planning Act (Use Classes) Order 1987 for which the Landlord’s consent in writing has first been obtained (such consent not to be unreasonably withheld or delayed)

12                                  To keep open and security

12.1                           Not to permit the Premises to remain vacant or unattended without proper security

12.2                           To indemnify the Landlord against any empty property rate or penal rate levied or assessed upon the Landlord by reason of the Premises having been left empty save at the end of the Term

12.3                           To ensure that the Landlord at all times has written notice of the name and address and telephone number of at least one keyholder of the Premises

13                                  Displays and advertisements

13.1                           Not to display or permit to be displayed on any part of the Premises so as to be visible outside the Premises any name writing notice sign placard sticker or advertisement of whatsoever nature other than a notice or sign (not being a “Neon” notice or sign or any notice or sign of a similar nature) displaying the name of the Tenant (and any undertenant or other authorised occupier) and the name of the building comprised within the demise (if any) first approved in writing by the Landlord such approval not to be unreasonably withheld or delayed in the case of signs which are compatible with other signs on the Estate and not to place leave or install any merchandise or display outside the Premises and on any breach by the Tenant the Landlord the Surveyor and their respective workmen may without notice and without prejudice to any other remedy of the Landlord remove the cause of the breach of this covenant and shall not be liable to make good any loss or pay compensation for so doing

14                                  To keep clean

14.1                           Not to allow any rubbish or refuse of any description to accumulate upon the Premises save in suitably located dustbins provided by the Tenant for that purpose and so often as it shall be necessary or desirable and in any event at least once a week to cause such dustbins to be emptied

14.2                           Generally to keep the Premises (including but not limited to forecourts roads and paths) clean tidy and properly lighted externally

14.3                           To clean the outside of all windows in the Premises at least once every other month

14.4                           Not to bring or keep or suffer to be brought or kept upon the Premises anything which in the reasonable opinion of the Landlord are or may become unclean unsightly or detrimental to the Premises the Estate or the Landlord’s Neighbouring Premises and nearby premises (or any of them)

14.5                           Not to discharge into any Service Channels oil grease solids or other deleterious matter or any substance which might be or become a source of danger or injury to the drainage system of the Premises the Estate or the Landlord’s Neighbouring Premises (or any of them) or which may pollute the water of any watercourse so as to render the Landlord liable to action or proceedings by any person or body and generally to keep the Service Channels comprised within the demise and exclusively serving the same unobstructed

15                                  To comply with Legal Obligations and give notice

15.1                           At the Tenant’s own expense to comply with all Legal Obligations so far as they relate to or affect the Premises or the owner or occupier thereof

15.2                           At the Tenant’s own expense to do all works and all other things so as to comply with paragraph 15.1 above including (without prejudice to the generality of the foregoing) the obtaining of any fire certificate required for the Premises

15.3                           Within seven days of receipt of notice thereof to give to the Landlord particulars of any provision or requirement of all Enactments or as prescribed or required by any Authority or proposal therefor relating to the Premises the Estate or the Landlord’s Neighbouring Premises (or any of them) or the condition or use thereof respectively and at the request of the Landlord to make or join with the Landlord in making such objection or representation against any such proposal as the Landlord shall deem expedient

16                                  To comply with the Planning Acts

16.1                           At all times during the Term to comply in all respects with the provisions and requirements of the Planning Acts and any regulations or orders made thereunder and all licences consents permissions and conditions (if any) granted or imposed thereunder so far as the same respectively relate to or affect the Premises or any part thereof

16.2                           In the event of the Landlord giving Consent to any of the matters in respect of which the Landlord’s Consent shall be required pursuant to the provisions of any covenant or condition contained in this underlease to apply at the cost of the Tenant to the local and planning authorities for all necessary consents and permissions in connection therewith and to give notice to the Landlord of the granting or refusal (as the case may be) of all such consents and permissions forthwith on the receipt thereof

16.3                           In the event of the said Planning Authority agreeing to grant such necessary consent or permission only with modifications or subject to conditions to give to the Landlord forthwith full particulars of such modifications or conditions and if such modifications or such conditions shall be undesirable then the Tenant shall not implement or proceed with the matters works or change of use to which the application relates

16.4                           If the Tenant shall receive any compensation in respect of the Premises under or by virtue of the Planning Acts forthwith to make such provision as is just and equitable for the Landlord to receive their due benefit from such compensation

16.5                           Not to apply for or implement any planning permission in respect of the whole or any part of the Premises without the Landlord’s prior written consent (such consent not to be unreasonably withheld or delayed) and not in any event to do so if such application or the implementation thereof would or might give rise to any tax charge or other levy payable by the Landlord without providing to the Landlord a full indemnity in relation thereto

16.6                           Unless the Landlord shall otherwise direct to carry out before the expiration or sooner determination of the Term any works stipulated to be carried out to the Premises by a date subsequent to such expiration or sooner determination as a condition of the grant of any planning permission obtained and implemented by the Tenant during the Term

17                                  Insurance

17.1                           Not to do or omit to do (or permit or suffer to be done or omitted to be done) anything whereby

17.1.1                  the rate of premium on the policy or policies of insurance on the Premises against the Insured Risks or on any policy or policies on the Estate or upon the Landlord’s Neighbouring Premises (or either of them) may be increased or cause the insurers to impose more onerous terms in such policy or policies unless the Tenant shall indemnify the Landlord for the additional cost and to repay to the Landlord or to the Superior Landlord (as appropriate) all sums paid by way of increased premiums and any expenses incurred by them in or about any renewal of such policy or policies consequent upon such act or omission and all such sums shall be added to the rent herein reserved and be recoverable upon demand as rent

17.1.2                  such policy may become void or voidable

and in the event of the Premises or any part thereof being damaged by the Insured Risks and the insurance money under any insurance effected against the same being wholly or partly irrecoverable by reason solely or in part of any act omission neglect or default of the Tenant or any undertenant or their respective employees servants agents independent contractors customers visitors licensees invitees or any other person under the Tenant’s or the undertenant’s control then and in every such case the Tenant will forthwith pay to the Landlord or to the Superior Landlord the whole or (as the case may require) an appropriate proportion of the costs of completely rebuilding and reinstating the Premises

17.2                           To comply with any lawful requirements of the insurers of the Premises

18                                 To indemnify

18.1                          To keep the Landlord fully and effectually indemnified from and against all liability in respect of losses damages proceedings claims costs expenses and any other liability whatsoever arising from or in connection with

18.1.1                  the injury or death of any person

18.1.2                  damage to or destruction of any property whatsoever

18.1.3                  the infringement disturbance or destruction of any rights easements or privileges

18.1.4                  the breach by the Tenant of any of the terms covenants and conditions on the part of the Tenant herein contained arising directly or indirectly out of:

(i)                                    the repair condition existence or use of the Premises or of any alteration to the Premises or works carried out or in the course of being carried out to the Premises

(ii)                                 anything now or hereafter attached to or projecting from the Premises

(iii)                              any act default or negligence of any person or body acting with express or implied authority of the Tenant, its employees licensees or invitees and to insure against such liability in a reputable Insurance Office

19                                  Dealings with the Premises

19.1                          Unless expressly permitted under paragraph 19.10 or by a Consent granted under paragraphs 19.2 19.3 or 19.4 the Tenant shall not assign underlet charge part with or share possession or occupation of all or any part of the Premises nor hold the Premises on trust for any other person

19.2                          The Landlord shall not unreasonably withhold or delay Consent to a legal charge of the whole of the Premises

19.3                          The Landlord shall not unreasonably withhold or delay Consent to an assignment of the whole of the Premises but the Landlord and the Tenant agree for the purposes of section 19(1A) Landlord and Tenant Act 1927 that the Landlord may withhold that Consent unless the following conditions are satisfied:

19.3.1                  the prospective assignee is not a Group Company or a Connected Person unless by an objective analysis the assignee is able to perform the Tenant’s covenants herein and

19.3.2                  in relation to either the prospective assignee or any prospective guarantor or guarantors that party shall in the reasonable opinion of the Landlord be a substantial and respectable body or person whose registered office principal place of business or address is within the United Kingdom

19.3.3                  in the reasonable opinion of the Landlord the prospective assignee is of sufficient financial standing to enable it to comply with the Tenant’s covenants in this underlease

19.3.4                  the Tenant enters into an authorised guarantee agreement within the meaning of the Landlord and Tenant (Covenants) Act 1995 with the Landlord in like terms to those set out in schedule 7 of this underlease provided that if the prospective assignee can produce audited accounts for itself for the immediately preceding financial year and for each of the two financial years preceding that showing in the case of each of those years pre-tax profits of three times the then Basic Rent then the Tenant (and any former tenant as aforesaid) shall not be required to enter into such agreement and

19.3.5                  if the Landlord reasonably requires a guarantor or guarantors acceptable to the Landlord acting reasonably has guaranteed to the Landlord the due performance of the prospective assignee’s obligations in like terms to those set out in schedule 6 of this underlease

19.3.6                  where the covenant of the proposed assignee is not equal to or better than the existing tenant any security for the Tenant’s obligations under this underlease which the Landlord holds immediately before the assignment is continued or renewed in each case for the period of the Authorised Guarantee Agreement only on such terms as the Landlord may reasonably require in respect of the Tenant’s liability under the authorised guarantee agreement referred to in paragraph 19.3.4

19.3.7                  any sum due from the Tenant to the Landlord under this underlease (or any deed of variation licence Consent or other document supplemental to or associated with this underlease) is paid and any outstanding material breach relating to repair, alienation, user, alteration or a breach of the terms of the Landlord’s insurance which is likely to vitiate the insurance policy Except where the Landlord is indemnified for its financial loss and

19.3.8                  the Landlord has received an undertaking for a reasonable sum from the Tenant’s solicitors in such form as the Landlord may reasonably require to pay the Landlord on demand the reasonable legal and surveyor’s costs and disbursements (including Value Added Tax) incurred by the Landlord in considering the Tenant’s application and preparing negotiating and entering into any relevant documentation whether or not the application is withdrawn or the Consent is granted; and

19.4	The Landlord shall not unreasonably withhold Consent to sub-underlettings of any part of the Premises where all of the following conditions are satisfied:

	19.4.1	the prospective sub-undertenant has produced references in a form reasonably acceptable to the Landlord

19.4.2

the prospective sub-undertenant has covenanted with the Landlord to observe and perform until it assigns the underlease with Consent as required by the underlease the Tenant’s covenants and obligations in this sub-underlease (except the covenant to pay rent and insofar only as such covenants affect the underlet premises)

19.4.3

if the Landlord reasonably requires a guarantor or guarantors acceptable to the Landlord has guaranteed the due performance by the sub-undertenant of its above covenant in such terms as the Landlord may reasonably require and

	19.4.4	no fine or premium is taken for the grant of the sub-underlease and

	19.4.5	the basic rent payable under the sub-underlease is not less than the full open market rent reasonably obtainable for the sub-underlease and

	19.4.6	any rent free period or other financial inducements given to the sub-undertenant are no greater than is usual at the time in all the circumstances and

19.4.7

the form of the sub-underlease has been approved in writing by the Landlord (approval not to be unreasonably withheld where the provisions of it are consistent with the provisions of this underlease and where the basic rent due under it is reviewable at the same times and on the same terms as the Basic Rent) and

	19.4.8	the provisions of paragraph 19.5 are complied with

19.5	The provisions referred to in paragraph 19.4.8 above are:

	19.5.1	each such sub-underlease shall demise a part of the Premises which is capable of independent and separate occupation subject to use of usual common parts and services and

19.5.2

the total number of such sub-underleases which may subsist at any time during the Term shall not exceed four if the aggregate area comprised in such sub-underleases equals the whole of the Premises (excluding parts usually reserved as common parts) and otherwise shall not exceed three and

19.5.3

each such sub-underlease shall contain provisions enabling the Tenant (as lessor) to recover from the sub-undertenant a due proportion of the sums due under this underlease in respect of insurance of the Premises and of the cost to the Tenant of repairing decorating and operating the Premises and

	19.5.4	any such sub-underlease shall preclude further sub-underletting of all or part of the sub-underlet premises and

	19.5.5	any such sub-underlease shall be excluded from the operation of sections 24-28 Landlord and Tenant Act 1954

19.6	The Tenant shall:

	19.6.1	enforce against any undertenant the provisions of any underlease and shall not waive them and

	19.6.2	operate the rent review provisions contained in any sub-underlease so as to ensure that the rent is reviewed at the correct times and in accordance with those provisions

	19.6.3	not accept a surrender of part only of the sub-underlet premises

19.7	The Tenant shall not without Consent (which shall not be unreasonably withheld or delayed):

	19.7.1	vary the terms of any sub-underlease or

	19.7.2	accept a surrender of part of the sub-underlet premises or

	19.7.3	agree any review of the rent under any sub-underlease

19.8	The Tenant shall not require or permit any rent reserved by any underlease to be commuted or to be paid more than one quarter in advance or to be reduced

19.9

Any Consent granted under this paragraph 19 shall (unless it expressly states otherwise) only be valid if the dealing to which it relates is completed within three months after the date of the Consent and the Landlord shall not unreasonably refuse to renew it consent if so expired

19.10

The Tenant may (after giving written notice to the Landlord containing all relevant information) share occupation of the Premises with any Group Company on condition that the sharing shall not create any relationship of landlord and tenant and that on any occupier ceasing to be a Group Company the occupation shall immediately cease unless otherwise authorised in accordance with this paragraph 19

20	To Give notice of assignments, devolutions etc.

20.1

To produce a certified copy of every assignment underlease transfer charge Probate Letters of Administration order instrument or other writing effecting or evidencing any transmission or devolution of any estate or interest in the Premises or any part thereof to the solicitors of the Landlord for registration within one month from the date thereof and to pay to the Landlord’s solicitors their reasonable fees for each such registration

20.2	Within seven days of an assignment of this underlease to give to the Landlord written notice of the person to whom future rent demands should be sent

20.3	Upon being requested so to do by the Landlord from time to time to supply the Landlord with such details of the occupiers of the Premises and the terms upon which they occupy

21	As to loss or acquisition of easements

21.1	Not to permit any easement or right comprised in belonging to or used with the Premises or any part thereof from being obstructed or lost

21.2

Not to give to any third party any acknowledgement that the Tenant enjoys the access of light to any of the windows or openings in the Premises by the consent of such third party nor to pay to such third party any sum of money nor to enter into any agreement with such third party for the purpose of inducing or binding such third party to abstain from obstructing the access of light to any such windows or openings

21.3

To take all such reasonable steps as may be necessary to prevent the acquisition of any easement or right against over upon or under the Premises or any part thereof and any encroachment thereon and to give to the Landlord immediate notice of any encroachment or threatened encroachment upon the Premises or any attempt to acquire any easement or right under or over the Premises which shall be within the Tenant’s knowledge and to do all such things as may be necessary to prevent any encroachment being made or any new easement being acquired

22	To produce plans/documents

22.1

If and whenever reasonably called upon so to do to produce to the Landlord or the Surveyor all such plans documents or other evidence as the Landlord may from time to time reasonably require to satisfy themselves that the Tenant has complied in all respects with the provisions of the Tenant’s covenants herein

23	Not to interfere with reserved rights

23.1	Not to interrupt or interfere with the exercise of the rights contained or referred to in schedule 2

24	To permit entry for reletting etc.

24.1

During the last six months before the expiration or sooner determination of the Term or after the expiration thereof (or at any time during the Term in the event of a sale of the Landlord’s interest in the Premises) to permit the Landlord and the Surveyor to enter upon the Premises following reasonable prior notice and to affix upon any suitable part or parts thereof a notice board or boards for reletting or other disposal of the Premises and not to remove or obscure the same and at all reasonable times in the daytime to permit all persons authorised by the Landlord or the Surveyor to enter and inspect the Premises following reasonable prior notice

25	To yield up

25.1

At the expiration or sooner determination of the Term peaceably and quietly to surrender and yield up to the Landlord the Premises (together with all keys thereto) with vacant possession so repaired maintained decorated cleansed glazed painted and kept as herein provided and if so required by the Landlord to remove such tenants and trade fixtures and such of the Additional Works as the Landlord may specify the Tenant making good all damage caused by the removal of these to the reasonable satisfaction of the Surveyor

26	New surety

26.1

If during the Term any surety (which expression in this paragraph 26 includes any guarantor) for the time being of the Tenant’s obligations under this underlease (or any of them if there is more than one):

		26.1.1	(being an individual) dies has a bankruptcy order made against the surety or an interim receiver appointed in respect of the surety’s property; or

26.1.2

(being a company) enters into liquidation (other than by way of a solvent reconstruction not involving realisation of assets) has an administration order made in respect of the surety or has a receiver (administrative or otherwise) appointed of any of the surety’s undertaking or assets the Tenant will give the Landlord notice of that fact within fourteen days of occurrence of the event and if required by the Landlord will within twenty eight days of the event procure that some other person acceptable to the Landlord enters into a deed of covenant with the Landlord in the same terms (mutatis mutandis) as the original surety

27	As to value added tax

27.1

On demand to discharge any liabilities of the Landlord relating to Value Added Tax in respect of any supply for Value Added Tax purposes of goods or services to or by the Landlord made pursuant to or in consequence of this lease PROVIDED THAT in the case of supplies by the Landlord the Landlord shall first supply to the Tenant a valid Value Added Tax invoice

27.2

Not by the Tenant’s use of the Premises or otherwise by any act of the Tenant to prevent from being a taxable supply a grant or other supply made pursuant to or in consequence of this lease in relation to all or any part of the Premises over which an election has been made at any time under paragraph 2(1) of Schedule 10 of the VAT Act provided that no claim under paragraph 1.3 below may be made by the Landlord for breach of this covenant to the extent that such breach causes any loss or liability as is mentioned in paragraph 1.3 below under the VAT Act as amended after the date of this Lease but would not have caused any such loss or liability under the VAT Act as at the date of this lease

27.3	On any breach of any of the preceding covenants in this paragraph 27 (without limitation) the Tenant will indemnify the Landlord against:

	27.3.1	any:

		(i)	Value Added Tax which is irrecoverable input tax paid or payable by the Landlord;

(ii) Value Added Tax which is output tax and which the Landlord is or will become liable to pay; and

(iii) amount for which the Landlord is or will become liable to HM Customs & Excise under the provisions of Part XIV or Part XV of the Value Added Tax Regulations 1995

which the Landlord would not otherwise have been liable to pay had there been no breach;

27.3.2

            any penalties interest or default surcharge due in addition to such liability to pay and also against any liability to income or corporation tax on any payment made to the Landlord under this paragraph 27.

28	As to maintenance contracts

28.1

Where there are within the Premises any lifts hoists boilers or air-conditioning or central heating installations to enter into and maintain throughout the Term maintenance and safety contracts with reputable engineers for the maintenance and safety of the same and to produce to the Landlord on demand any such contract and the receipt for the current payments or premiums thereunder

29	Statutory acquisitions

29.1

Not to do or omit to do any act matter or thing as a consequence whereof the Landlord’s reversion immediately expectant upon the determination of the Term shall become liable to acquisition pursuant to any Enactments

30	Fire fighting appliances

30.1

To keep the Premises sufficiently supplied and equipped with such suitable fire fighting and extinguishing appliances as shall from time to time be required by law or by the local or other competent authority and by the Landlord’s insurers and such appliances shall be open to inspection and shall be properly maintained and also not to obstruct the access to or means of working such appliances or the means of escape from the Premises in case of fire

31	Existing Encumbrances

31.1	To observe and perform all covenants in respect of the Premises arising from the Existing Encumbrances so far as they affect the Premises and are still subsisting

32	Not to obstruct

32.1

Not to permit any vehicles to stand on the roadways comprised within the Estate or on any other part of the Estate except on such parts as shall from time to time have been authorised by the Landlord or shall have been designated by the Landlord as a loading bay for the Tenant (but during the period of loading and unloading of vehicles only) and not to park on or obstruct any communal part of the Estate

33	To comply with regulations

33.1

To comply with all reasonable regulations (other than such which may prejudice or affect the use or occupation of the Premises or access thereto) made from time to time for the management of the Estate and of any land or premises used or to be used in common or jointly with any other person and to procure that the Tenant’s employees and all persons under the control of the Tenant shall at all times observe and perform the same

34	To comply with Planning Agreement and planning permissions

34.1	To observe and perform:

34.1.1

all the covenants on the occupier’s part contained in the Planning Agreement 1991 and the agreements and provisions of the Planning Agreement 2000 to the extent that the same affect the Premises or any part thereof

	34.1.2	all the conditions of any planning permission affecting the Premises (so far as it relates thereto)

and at all times to indemnify the Landlord against any breach or non-observance of the same

35	To pay cost of damage

35.1

Without prejudice to any other provisions herein contained to pay to the Landlord within 14 days of written demand the full cost as reasonably assessed by the Surveyor of making good any damage to the said roads coloured brown on the Plan and any road fittings including but not limited to lighting and signs or any other part of the Estate whether occasioned by the Tenant any undertenant or their respective employees servants agents independent contractors customers visitors licensees invitees or any other person under the Tenant’s or the undertenant’s control

36	Observe Headlease and Indemnify

36.1

To observe and perform all the covenants on the part of the tenant contained in the Headlease (other than paragraphs 1, 3, 13, 15 and 16.1 of schedule 3 of the Headlease) so far as they relate to the Premises and those Headlease covenants are not inconsistent with the other provisions of this underlease and to indemnify and to keep indemnified the Landlord against all damage damages losses costs expenses actions demands proceedings claims and liabilities made against or suffered or incurred by the Landlord arising directly or indirectly out of any breach by the Tenant to the covenant to observe the Headlease

37	Permit access to the Landlord

37.1

To permit the Landlord to enter upon the Premises subject to the Confidentiality Requirements following reasonable prior notice save in emergency for any purpose that is in the reasonable opinion of the Landlord necessary to enable it to comply with the covenants on the part of the lessee contained in the Headlease or to avoid the forfeiture thereof notwithstanding that the obligation to comply with such covenants may be imposed on the Tenant by this underlease

38	Permit access to the Superior Landlord

38.1

To permit the Superior Landlord and all persons authorised by it to enter the Premises for the purposes specified and upon the terms contained in the Headlease as if the provision in the Headlease were incorporated in this underlease

39	To permit access to the Company

39.1

To permit the Company and all persons authorised by it to enter the Premises following reasonable prior notice save in emergency for any purpose connected with the management of the Estate causing as little damage or disturbance as reasonably possible and subject to the Company making good any damage caused to the Premises as soon as practicable

40	Costs

40.1	Where the Tenant makes application under the underlease for consent and the consent of the Superior Landlord is also required under the Headlease to pay

40.1.1

all reasonable costs and other expenses properly incurred by the Landlord in relation to that application including seeking the Superior Landlord’s consent whether they application is granted refused offered subject to any qualification or withdrawn

	40.1.2	the reasonable costs and expenses properly incurred by the Superior Landlord in relation to that application

Schedule 5

Landlord’s covenants

1	As to quiet enjoyment

1.1

That the Tenant paying the rents hereby reserved at the times and in the manner herein appointed and performing and observing the covenants on the Tenant’s part and the conditions agreements and stipulations herein contained may peaceably enjoy the Premises for the Term without any lawful interruption from the Landlord or any person lawfully claiming under or in trust for the Landlord or by title paramount

2	To insure and reinstate

2.1	(a)

To insure and to keep insured the Premises against damage by the Insured Risks in the name of (inter alia) the Landlord with the interest of the Tenant noted on the policy in an Insurance Office to be approved by the Landlord to the full reinstatement value thereof (including architects’ and surveyors’ fees) together with (during the first 2 years of the Term) five year’s loss of rent and thereafter three years’ loss of rent and to make all payments necessary for that purpose within seven days after the same shall respectively become payable and upon reasonable request (but not more than once in any year) to produce to the Tenant the policy or policies of such insurance and the receipt for every such payment or other satisfactory evidence of such insurance cover for the time being

(b)

As often as the Premises or any part thereof shall be destroyed or damaged then unless the insurance shall have been vitiated or insurance monies rendered irrecoverable in whole or in part by any act omission neglect or default of the Tenant any undertenant or their respective employees servants agents independent contractors customers visitors licensees invitees or any other person under the Tenant’s or the undertenant’s control the Landlord shall forthwith to apply all insurance monies in rebuilding or reinstating the same in a good and workmanlike manner as soon as reasonably possible and in accordance with plans elevations sections and specifications approved by and to the reasonable satisfaction of the Surveyor and in accordance with the then existing Enactments and to make up any deficiency out of its own monies

(c)

upon reasonable request (but not more than once in any year) to produce to the Tenant the policy or policies of such insurance and the receipt for every such payment or other satisfactory evidence of such insurance cover for the time being and

(d) use all reasonable endeavours to procure that the insurers will not exercise rights of subrogation against the Tenant and

(e)

to use reasonable endeavours to procure that the Landlord’s insurance brokers will notify the Tenant of any material adverse changes in the terms of the policy as soon as possible after the same are notified to the Landlord and

3	To pay rent

3.1	To pay the rents reserved by the Headlease and to comply with the covenants set out in paragraph 2.1 of Schedule 3 of the Headlease

4	To enforce covenants

4.1	Upon receiving notice from and at the expense of the Tenant to take all reasonable steps to enforce the covenants

	4.1.1	on the part of the Superior Landlord contained in the Headlease

	4.1.2	on the part of the Company contained in the Headlease

5	Superior Landlord’s consent

5.1	To take all reasonable steps but at the cost of the Tenant to obtain the consent of the Superior Landlord and any mortgagee whenever the Tenant makes an application for any consent required hereunder

Schedule 6

Surety’s covenants and agreements

1	Covenants by Surety

1.1	The Surety hereby covenants with and guarantees to the Landlord that

1.1.1

at all times during the Term and until this demise is lawfully brought to an end and the Landlord has beneficial occupation of the Premises or until the Tenant assigns this underlease as a whole with Consent as required by this underlease (if earlier) or otherwise if the Tenant remains liable for payment under the Landlord and Tenant Act 1954 to pay the rents hereby reserved and all other sums and payments covenanted and or agreed to be paid by the Tenant at the respective times and in manner herein appointed for payment thereof and will also duly perform and observe and keep the several covenants and provisions on the Tenant’s part herein contained and

1.1.2

the Surety will pay and make good to the Landlord all losses liabilities costs and expenses sustained by the Landlord through the default of the Tenant in respect of any of the before mentioned matters and

1.1.3

that any neglect or forbearance of the Landlord in endeavouring to obtain payment of the said several rents and payments as and when the same become due or their delay to take any steps to enforce performance or observance of the several covenants and provisions herein on the Tenant’s part contained and any time which may be given by the Landlord to the Tenant shall not release or in any way lessen or affect the liability of the Surety under the guarantee on the Surety’s part herein contained and

1.1.4

if the Tenant (being a Company) shall become subject to an administration order or be the subject of a winding up order by the Court or otherwise go into liquidation (save for a solvent reconstruction not involving a reduction of assets) or if the Tenant (being an individual) shall be adjudged bankrupt and the Liquidator or Administrator or the Trustee of the bankrupt’s estate (as the case may be) shall disclaim this underlease and if the Landlord shall within three months after such disclaimer by notice in writing require the Surety to accept a lease of the Premises for a term equal to the residue which if there had been no such disclaimer would have remained of the Term at the same rents and under the like covenants and provisions as are reserved by and contained in the underlease the said new lease and the rights and liabilities thereunder to take effect as from the date of the said disclaimer then and in such case the Surety shall accept such lease accordingly and execute and deliver to the Landlord a counterpart thereof in all respects at the sole cost of the Surety and

	1.1.5	upon demand to pay to the Landlord Interest on all amounts due under this paragraph 1 from the date the same respectively fell due until the date of payment thereof

2              Agreements by Surety

2.1           It is hereby agreed and declared that

2.1.1        the Surety covenants as principal debtor and not as guarantor and accordingly (for the avoidance of doubt)

(i)            it shall not be necessary for the Landlord to report to or seek to enforce any other guarantee or security (whether from the Tenant or otherwise) before claiming payment hereunder and

(ii)           until all monies and liabilities due or incurred by the Tenant to the Landlord have been paid or discharged in full notwithstanding payment in whole or in part of the amount by the Surety or any purported release or cancellation hereof the Surety shall not by virtue of any such payment or by any other means or on any other ground

(A)          claim any set off or counter claim against the Tenant in respect of any liability on the part of the Surety to the Landlord and

(B)           make or enforce any claim or right against the Tenant or prove in competition with the Landlord or exercise any right as a preferential creditor against the Tenant or against the assets of the Tenant

and

2.1.2        the Surety’s covenants herein contained shall not be affected or modified in any way by the liquidation or dissolution of the Tenant or the appointment of any receiver administrator or manager and

2.1.3        the Landlord shall be at liberty at all times without affecting or discharging the Surety’s liability hereunder

(i)            to vary release or modify the rights of the Landlord against the Tenant hereunder without the Surety’s consent and

(ii)           to compound with discharge release or vary the liability of the Tenant or any other guarantor or other person and

(iii)          to appropriate any payment the Landlord may receive from the Tenant the Surety or any other person towards such monies due under this underlease as the Landlord shall in their absolute discretion think fit

2.1.4        the Landlord and the Tenant shall be at liberty to review the rent hereunder from time to time in accordance with the provisions of this underlease without reference to the Surety and the covenants conditions agreements and declarations on the part of the Surety contained in this underlease shall apply to the rent as reviewed from time to time as much as to the rent reserved hereby at the commencement of the Term

Schedule 7

Guarantee Agreement

THIS DEED dated	is made BETWEEN:

(1)	(“the Guarantor”)

(2)	(“the Landlord”)

1              Definitions and interpretation

1.1           In this deed:

“Basic Rent”, “Consent”, “Premises”, “Rent”, “Rent Day” and “Term” have the same meanings as in the Underlease

“the Underlease” means [this lease] and includes where relevant any deed of variation licence Consent or other document supplemental to or associated with the Underlease by which the Tenant is bound whether presently existing or not

“Relevant Variation” means a relevant variation as defined in section 18(4) of the Landlord and Tenant (Covenants) Act 1995

“Secured Obligations” means the obligation to pay all sums from time to time due or expressed to be due to the Landlord from the Tenant under the Underlease and to perform all other obligations which from time to time are or are expressed to be obligations of the Tenant under the Underlease

“the Tenant” means [the proposed assignee]

1.2         In this deed unless the context otherwise requires:

1.2.1        references to the singular include the plural and vice versa any reference to a person includes a reference to a body corporate and words importing any gender include every gender

1.2.2        references to numbered clauses are references to the relevant clause in this deed

1.3         The clause headings do not form part of this deed and are not to be taken into account when construing it

1.4         This instrument:

1.4.1        is executed as a deed and by its execution the parties authorise their solicitors to deliver it for them when it is dated

1.4.2        was delivered when it was dated

2              Guarantee

2.1           This guarantee is given pursuant to a provision in the Underlease requiring it to be given and is an authorised guarantee agreement for the purposes of section 16 of the Landlord and Tenant (Covenants) Act 1995

2.2           The Guarantor unconditionally and irrevocably covenants with and guarantees to the Landlord that Tenant will until the Tenant assigns the Underlease as a whole with Consent pay and discharge the Secured Obligations when they fall due or are expressed to fall due under the Underlease for payment and discharge

2.3           The Guarantor shall upon being requested to do so by the Landlord enter into any deed of variation licence Consent or other document to which in each case the Tenant is a party and which is in each case supplemental to the Underlease for the purpose of acknowledging that the Guarantor’s liabilities under this deed extend to it but to the extent that the document effects a Relevant Variation clause 5.3 shall apply

2.4           The guarantee and covenant in clause 2.2 shall impose on the Guarantor the same liability as if the Guarantor were the principal debtor in respect of the Tenant’s obligations under the Underlease and that liability shall continue notwithstanding (and will not be discharged in whole or in part or otherwise affected by):

2.4.1        any forbearance by the Landlord to enforce against the Tenant the tenant’s covenants in the Underlease

2.4.2        the giving of time or other concessions or the taking or holding of or varying realising releasing or not enforcing any other security for the liabilities of the Tenant

2.4.3        any legal limitation or incapacity relating to the Tenant

2.4.4        the invalidity or unenforceability of any of the obligations of the Tenant

2.4.5        the Tenant ceasing to exist

2.4.6        the giving and subsequent withdrawal of any notice to determine the Underlease

2.4.7        any increase or reduction in the extent of the Premises or in the rent payable under the Underlease or any other variation to the Underlease

2.4.8        the disclaimer of the Underlease

2.4.9        any other act or omission of the Landlord or any other circumstances which but for this clause 2.4 would discharge the Guarantor and for the purposes of this clause 2 the Tenant shall be deemed liable to continue to pay and discharge the Secured Obligations notwithstanding any of the above matters and any money expressed to be payable by the Tenant which may not be recoverable for any such reason shall be recoverable by the Landlord from the Guarantor as principal debtor

3              New lease

3.1           The Guarantor shall if required by the Landlord in writing within the period beginning on the day of a disclaimer of this underlease and expiring three months after the Landlord has been notified in writing by the Guarantor or the Tenant of that disclaimer accept a lease of the Premises for the residue of the contractual term unexpired at and with effect from the date of the disclaimer at the same Basic Rent as reserved by the Underlease (reviewable at the same times as the Basic Rent would have been reviewable under the Underlease had there been no disclaimer) and subject to the same covenants and provisos and the Tenant on execution of the new lease will pay Rent for the period from the date of the disclaimer to the Rent Day following the date of the lease and the costs of and incidental to the new lease and will execute and deliver to the Landlord a counterpart

3.2           If the Landlord requires more than one guarantor to take a new underlease those guarantors shall take that new underlease as joint tenants

4              Security taken by Guarantor

4.1           Until the Secured Obligations have been paid and discharged in full the Guarantor shall not without Consent exercise any rights:

4.1.1        of subrogation or indemnity in respect of the Secured Obligations

4.1.2        to take the benefit of share in or enforce any security or other guarantee or indemnity for the Secured Obligations

4.1.3        to prove in the bankruptcy or liquidation of the Tenant in competition with the Landlord

4.2           The Guarantor has not taken any security from the Tenant and will not do so

4.3           Any security taken by the Guarantor in breach of clause 4.2 and all money at any time received in respect of it shall be held in trust for the Landlord as security for the liability of the Guarantor under this deed

5              Limitation on Guarantor’s liability

5.1           Nothing in this aueement shall operate so as to make the Guarantor liable for anything in respect of which the Tenant is released from liability by the provisions of the Landlord and Tenant (Covenants) Act 1995

5.2           To the extent that this deed purports to impose on the Guarantor any liability for anything in respect of which the Tenant is released from liability by the provisions of the Landlord and Tenant (Covenants) Act 1995 the relevant provision of this deed shall to that extent only be void but that shall not affect:

5.2.1        enforceability of that provision except to that extent

5.2.2        the enforceability of any other provision of this deed

5.3           The Secured Obligations shall not include obligations arising under a Relevant Variation but the making of a Relevant Variation shall not discharge the Guarantor’s liability under this deed

6              Joint and several Guarantors

6.1           The liability of the Guarantor under this deed shall be the joint and several liability of all parties who have executed this deed as Guarantor and all other parties who from time to time guarantee the Tenant’s obligations to the Landlord and any demand for payment by the Landlord on any one or more of such persons jointly and severally liable shall be deemed to be a demand made on all such persons

6.2           Each person who has executed this deed as Guarantor or on whose behalf this deed has been so executed agrees to be bound by this deed notwithstanding that the other person intended to execute or be bound by this deed may not do so or may not be effectually bound and notwithstanding that this deed may be determined or become invalid or unenforceable against any other person whether or not the deficiency is known to the Landlord]

[Executed by the Guarantor and the Landlord as a deed]

Signed as a deed by TRINITY COLLEGE	)
(CSP) LIMITED acting by two directors:	)

/s/ ILLEGIBLE
Director

/s/ ILLEGIBLE
Director